Exhibit 3.3

                                                           Document Number
                                                           20070340138-18
                                                           --------------------
                                                           Filing Date and Time
                                                           05/14/2007 7:14 AM
                                                           --------------------
                                                           Entity Number
                                                           E0291242007-0
                                                           --------------------
                                                           Filed in the
                                                           office of
                                                           /s/ Ross Miller
                                                           Ross Miller
                                                           Secretary of State

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              ROSS MILLER
              Secretary of State
/State Seal/  101 North Carson Street, Suite 3
              Carson City, Nevada 89701-4299
              (775) 684 5708
              Website: secretaryofstate.biz

                         -----------------------------
                         /  Certificate of Amendment  /
                         /  (PURSUANT TO NRS 78.380)  /
                         -----------------------------

            Certificate of Amendment to Articles of Incorporation
                      For Nevada Profit Corporations
             (Pursuant to NRS 78.380 - Before Issuance of Stock)

1.  Name of corporation:

    United Liberty Business Services, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

    The total authorized capital stock of the corporation shall be as follows:

    One Hundred Ninety-Five Million (195,000,000) authorized shares of Common Stock with a par value of $0.001, which shall be entitled to voting power of one vote per share.

    Five Million (5,000,000) authorized non-voting Series A Preferred Shares with a par value of $0.001 per share. The Series A Preferred shares shall be designated as "Callable and Convertible Preferred Stock." The corporation has the right to call for and purchase these Series A Preferred Shares at any time, or if corporation should designate that these shares are deemed not callable, the holders of these Series A Preferred Shares shall have the right to cause the corporation to redeem shares for Common Stock at any time. Each holder of the Series
    A Callable and Convertible Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, into shares of the Common Stock of the corporation, as follows: each share of Series A Convertible Preferred Stock can be exchanged for ten (10) shares of Common Stock of the corporation.

3. The undersigned declare that they constitute at least two-thirds or the incorporators ___, or of the board of directors _X_ (check one box only)

4.  Effective date of filing (optional):

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures (if more than two signatures, attach an 8 1/2" X 11" plain sheet with the additional signatures.)

X  /s/ David D. Selmon
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      Signature

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees.

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